EXHIBIT 10.3

INDEPENDENT EMPLOYEE SUB-CONTRACTOR AGREEMENT

THIS INDEPENDENT EMPLOYEE SUB-CONTRACTOR AGREEMENT (this “Agreement”) is entered into effective as of the 25th day of October, 2012 by and between ARI Network Services, Inc., a Wisconsin corporation (the “Company”), and Gordon J. Bridge, an individual resident of New Jersey (the “Employee-Contractor”).

For and in consideration of the mutual agreements and covenants set forth below, the parties hereto agree as follows:

1.            RETAINER.  The Company hereby retains the Employee-Contractor and the Employee-Contractor hereby accepts such retention for the purpose of performing the services (the “Services”) described in the Statement of Work attached hereto as Exhibit A, as the same may be amended in writing from time to time by the parties hereto (the “Statement of Work”).

2.            DUTIES AND RESPONSIBILITIES.  The Employee-Contractor agrees to provide the Services upon the terms and conditions set forth herein.  The Employee-Contractor agrees that the Employee-Contractor will perform the Services to the best of the Employee-Contractor’s ability and devote such working time as may be necessary to complete the performance of the Services in accordance with the Company’s directives, instructions and specifications and the Statement of Work.  The Employee-Contractor will be available to review the progress of the Services performed pursuant to this Agreement.  If requested by the Company, the Employee-Contractor shall prepare and submit to the Company each month a written report setting forth the status of the Services in a format to be mutually agreed upon by the Employee-Contractor and the Company.

3.            COMPENSATION; EXPENSES.  Assuming the Employee-Contractor’s performance of Employee-Contractor’s obligations hereunder, the Company shall pay the Employee-Contractor as compensation for the Services the amounts described in Exhibit B upon the terms and conditions described herein and therein.

4.            TERM.

(a)            The term of this Agreement shall commence upon the date hereof and terminate upon the earlier of (i) the completion of the performance of the Services by the Employee-Contractor to the satisfaction of the Company, in its sole discretion, and (ii) the occurrence of one of the following:  (A) The failure to cure within ten (10) days after receipt of notice from either party to the other of a violation of a term or condition of this Agreement; (B) Upon notice by either party to the other if the other party commences any proceeding under any bankruptcy or insolvency law, or shall have such a proceeding instituted against it, which is not dismissed within ten (10) days after commencement; (C) The commission by the Employee-Contractor (I) an act of dishonesty, falsification of reports, records or information or other misconduct involving the Company or any client, supplier or customer of the Company, (II) use of alcohol while performing duties under this Agreement, (III) use of illegal drugs or (IV) addiction to habit forming drugs that impair one’s ability to perform the duties required hereunder; (D) Failure by the Employee-Contractor to timely perform Employee-Contractor’s duties hereunder, in the sole discretion of the Company; (E) Death or dissolution (voluntary or involuntary) of the Employee-Contractor; or (F) Upon notification to the Employee-Contractor that the Company, in its sole discretion, determines the Services are no longer required.

(b)            Notwithstanding the foregoing, the termination of this Agreement shall not relieve the Employee-Contractor of its obligations under Sections 4(c), 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 19 of this Agreement.  Further, any products and services provided by the Employee-Contractor after termination of this Agreement shall be governed by all of the terms and conditions set forth herein.

(c)            In the event of the termination of this Agreement for any reason, the Employee-Contractor shall immediately return to the Company all documents, property, notes, files, computer programs, media related materials, all Work Product (as hereinafter defined), and any other materials of the Company, and all copies thereof, within the Employee-Contractor’s possession, custody or control, including, but not limited to, any materials containing any of the Company’s Trade Secrets (as hereinafter defined) or Confidential Information (as hereinafter defined) or any portion thereof.

5.            OWNERSHIP.  For purposes of this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), pictures, audio, video, artistic works, and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by the Employee-Contractor, whether prior to the date of this Agreement or in the future, while retained by the Company and that:  (a) Is created within the scope of the Statement of Work; (b) Has been or will be paid for by the Company; or (c) Is created by the Employee-Contractor in the course of performing the Services.  All Work Product shall be considered work made for hire by the Employee-Contractor and owned by the Company.  If any of the Work Product may not, by operation of law, be considered work made for hire by the Employee-Contractor for the Company, or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, the Employee-Contractor hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product.  The Company shall have the right to obtain and hold in its own name copyrights, registrations, and any other protection available in the Work Product.  The Employee-Contractor agrees to perform, during or after the Employee-Contractor’s retention, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product that are reasonably requested by the Company.

6.            LICENSE.  To the extent that any preexisting materials are contained in the materials the Employee-Contractor delivers to the Company or the Company’s customers, Employee-Contractor grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to:  (a) use and distribute (internally and externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof; and (b) authorize others to do any of the foregoing.

7.            OPEN SOURCE.  The Employee-Contractor hereby (a) warrants that any and all open source software it reasonably expects to use in relation to the Services is disclosed on the Statement of Work and (b) acknowledges and agrees that any such use of any open source software not listed on the Statement of Work requires the prior written consent of the Company, which shall not be unreasonably withheld.  The Employee-Contractor warrants that no royalties or other fees will be owed by the Company as a result of the use of any open source software by the Employee-Contractor in relation to the Services or the use by the Company of any software produced hereunder by the Employee-Contractor.  The Employee-Contractor further warrants that as a result of the use of any open source software by the Employee-Contractor in relation to the Services (i) no restrictions will be imposed upon the Company’s ability to use any software produced by the Employee-Contractor or any other software owned or used by the Company and (ii) no third party will be gain any right use any of the Company’s software.

8.            TRADE SECRETS AND CONFIDENTIAL INFORMATION.

(a)            During the course of the relationship between the parties, the Company may disclose to the Employee-Contractor certain of the Company’s Trade Secrets and Confidential Information.  This information has been developed at great expense to the Company and is necessary for the Company’s conduct of its business.  The Employee-Contractor agrees not to, directly or indirectly, use, copy, transfer, disclose, publish, reproduce, distribute, transmit, reverse engineer, decompile or otherwise make available the Company’s Trade Secrets or Confidential Information, subject to Section 8(d) of this Agreement, except to the extent necessary to perform the Services and then solely for the benefit of the Company.  The Employee-Contractor agrees to secure and protect the Company’s Trade Secrets and Confidential Information in a manner consistent with the maintenance of the Employee-Contractor’s own confidential information (but, in no event, with less than reasonable care).

(b)            The term “Trade Secrets” shall have the meaning set forth under Wisconsin law, as amended, but which currently is:  Information, including a formula, pattern, compilation, program, device, method, technique or process to which all of the following apply:  (i) The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (ii) The information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.  The term “Trade Secrets” shall specifically include, but not be limited to, the Company’s source code and any confidential information received from a third party with whom the Company has a binding agreement restricting disclosure of such confidential information.  The term “Confidential Information” shall mean the Company’s information that is proprietary or confidential in nature (whether or not labeled as such) or the disclosure of which could be detrimental to the Company and includes, but is not limited to:  (A) Work Product; (B) the Company’s computer software, including, but not limited to, the source code and object code related thereto; (C) The Company’s personnel, financial, marketing and other business records and its manner and method of conducting business; (D) The Company’s strategic, operations and other business plans and forecasts; (E) Non-public information (whether or not labeled as such) provided by or regarding the Company’s employees, customers, potential customers, suppliers, Employee-Contractors or vendors; and (F) The existence of a contractual relationship between the Company and the Employee-Contractor.

(c)            Notwithstanding the foregoing, the terms “Confidential Information” and “Trade Secret” shall not include, and the obligations set forth in this Section 8 shall not apply to, any information which:  (i) Can be demonstrated by the Employee-Contractor to have been known by it prior to the date of this Agreement; (ii) Is or becomes generally available to the public through no act or omission of the Employee-Contractor; (iii) Is obtained by the Employee-Contractor in good faith from a third party who discloses such information to the Employee-Contractor on a non-confidential basis without violating any obligation of confidentiality or secrecy related to the information disclosed; or (iv) Is independently developed by the Employee-Contractor outside the scope of the Employee-Contractor’s engagement by the Company and without use of Confidential Information or Trade Secrets.

(d)            The Employee-Contractor’s obligations under this Agreement with regard to Trade Secrets shall remain in effect during the term of this Agreement and for as long thereafter as such information shall remain a trade secret under applicable law.  The Employee-Contractor acknowledges that its obligations with regard to the Confidential Information shall remain in effect during the term of this Agreement and for two (2) years thereafter, except that any Confidential Information that is required to be disclosed pursuant to any court action or other legal requirement may be disclosed in connection with such requirement provided that the Company is given prior written notice and a reasonable opportunity to contest the need for such disclosure and the Employee-Contractor cooperates with any such contest.

9.            CUSTOMER NON-SOLICITATION.  The Employee-Contractor agrees that during the term of this Agreement and for two (2) years immediately following termination of this Agreement, for any reason (“Non-Solicitation Period”), the Employee-Contractor shall not, directly or indirectly, on the Employee-Contractor’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit or attempt to solicit any customer of the Company with a view to sell or provide any product or service substantially similar to the product or service Employee-Contractor provided on behalf of or to the Company during the term of this Agreement; provided,  however, that the foregoing restrictions shall apply only to customers of the Company with which Employee-Contractor had contact, or about which the Employee-Contractor obtained information, as a result of performing the Services.

10.            RESTRICTION ON COMPETITION.  During the Non-Solicitation Period, the Employee-Contractor agrees not to provide Restricted Services (as hereinafter defined) to any Competitor (as hereinafter defined).  The Employee-Contractor also will not provide any Competitor with any advice or counsel concerning the provision of Restricted Services.  The term “Restricted Services” shall mean services substantially similar to those the Employee-Contractor provided on behalf of or to the Company during the term of this Agreement.  The term “Competitor” shall mean any entity, including a sole proprietorship, that sells or services, or attempts to sell or service, (i) distribution-side electronic commerce and marketing products or services (including, without limitation, electronic parts catalogs, search engine marketing, lead generation and management, and web site provision) of the type sold or serviced by the Company during the twelve (12) month period prior to the termination, for any reason, of Employee-Contractor’s employment (ii) in vertical markets in which the Company sold or serviced its products or services during the twelve (12) month period prior to the termination, for any reason, of Employee-Contractor’s employment; provided, however, that the term “Competitor” shall not include a subsidiary or other corporate division of such an entity which subsidiary or division does not sell or service, or attempt to sell or service, such aforementioned distribution-side electronic commerce and marketing products or services in such vertical markets.  To the extent that the following entities, or their subsidiaries or corporate divisions, meet the aforementioned definition, such entities, or their subsidiaries or corporate divisions as the case may be, shall be deemed competitors of the Company:  Snap-On Business Solutions, Dominion Enterprises, 50 Below, Enigma, HLSM and ADP Lightspeed and any successor of such entities; provided, however, that the foregoing list of entities is included for the sole purpose of providing examples of possible Competitors and shall not affect the aforementioned definition.  Examples of vertical markets in which the Company sells or services its products or services may include, without limitation, the following:  powersports, outdoor power equipment, marine and recreational vehicles, and home appliances.

11.            EMPLOYEE NON-SOLICITATION.  The Employee-Contractor agrees that the Employee-Contractor shall not, directly or indirectly, solicit or attempt to solicit any person who is or was an employee of the Company within the Non-Solicitation Period, for the purpose of having such person work in any other corporation, association, entity or business to reduce the services provided by such person to the Company.

12.            WARRANTIES.  The Employee-Contractor warrants that the services, materials, computer programs, Work Product and other deliverables that Employee-Contractor provides as a part of this Agreement (the “Deliverables”) shall perform as described in any documentation relating thereto, shall meet the performance standards set forth in the Statement of Work (if any) and shall be free from defects.  In the event of a breach of the foregoing warranties, the Employee-Contractor agrees to replace, repair, and/or modify such Deliverables without charge and without delay.  Additionally, the Employee-Contractor agrees to test program Deliverables for viruses and to remove any virus before use by the Employee-Contractor, the Company, or any customer of the Company.  The Employee-Contractor hereby warrants that it is authorized to perform the Services and that no portion of the Deliverables or other products provided or Services performed pursuant to this Agreement violate any other agreement or instrument to which the Employee-Contractor is bound or any confidentiality obligations owed by the Employee-Contractor to any third party.

13.            INDEMNIFICATION.  Employee-Contractor agrees to indemnify, defend and hold harmless the Company, and its directors, officers, shareholders, employees and agents from and against any claims, liabilities, losses, damages, causes of action or injuries, together with all costs and expenses (including, but not limited to, reasonable attorneys’ fees), arising out of or resulting from:  (a) breach by the Employee-Contractor or its employees of any of the Employee-Contractor’s obligations, duties, representations or warranties under this Agreement; (b) Any claim by a third party relating to acts or omissions of the Employee-Contractor or its employees; (c) Any claim or liability wherein taxes, penalties and/or interest are assessed against the Company by reason of the Employee-Contractor or the Employee-Contractor’s employees being deemed to be employees of the Company; and (d) Infringement or claim thereof of any patent, copyright, trademark, service mark, tradename, trade secret, proprietary and confidential information right, or any other property right of a third party arising from the use thereof by the Employee-Contractor and from the Employee-Contractor providing any such items to the Company for its use (or its customer’s use).  The Employee-Contractor hereby acknowledges and agrees that the Company may offset any amounts payable to the Employee-Contractor pursuant to Section 3 of this Agreement by the amount of any indemnification obligations owed to the Company pursuant to this Section 13.

14.            EQUITABLE RELIEF.  The parties to this Agreement acknowledge that a breach by the Employee-Contractor of any of the terms or conditions of this Agreement may result in irrevocable harm to the Company and that the remedies at law for such breach may not adequately compensate the Company for damages suffered.  Accordingly, the Employee-Contractor agrees that in the event of such breach, the Company shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide.  Nothing contained herein will be construed to limit the Company’s right to any remedies at law, including the recovery of damages for breach of this Agreement.

15.            CONFLICT OF INTEREST.  During the term of this Agreement, the Employee-Contractor covenants and agrees that the Services to be performed and Deliverables and other materials to be provided by the Employee-Contractor pursuant to this Agreement will not result in any conflict of interest (whether business, financial, or otherwise) that might affect or reasonably appear to interfere with the objective performance by the Employee-Contractor of its obligations under this Agreement.  In the event of a breach of this Section 17, Employee-Contractor agrees that the Company shall have the right to pursue any and all available remedies, including, but not limited to those enumerated in Sections 13 and 14 of this Agreement.

16.            SEVERABILITY.  If any provision or part of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provisions or parts thereof, and all other provisions and parts thereof shall continue in full force and effect.

17.            RELATIONSHIP OF PARTIES.  It is expressly acknowledged by the parties hereto that the Employee-Contractor is an independent Employee-Contractor.  Nothing contained herein or otherwise shall be construed in such manner as to create the relationship of employer/employee between the Employee-Contractor and the Company.  The Company acknowledges that the Employee-Contractor’s duties under this Agreement may not constitute the only requirement upon the time of Employee-Contractor and that Employee-Contractor will be free to exercise the Employee-Contractor’s discretion as to the method and means of performance of the Services.  In acknowledging that it is an independent Employee-Contractor, the Employee-Contractor agrees that the Employee-Contractor shall not be entitled to participate in any insurance or other fringe benefits provided by the Company to its employees.

18.            CHOICE OF LAW; VENUE; JURISDICTION.  This Agreement shall be governed in accordance with the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of laws rules that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.  The parties agree that any dispute, claim or controversy relating to or arising under this Agreement or the dealings of the parties which cannot be resolved amicably by the parties shall be commenced and prosecuted exclusively in the state or federal courts located in Milwaukee County, Wisconsin, and each party consents to the exercise of personal jurisdiction over such party by such state and federal courts.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

19.            MISCELLANEOUS.  This Agreement shall not be amended or modified except by a writing executed by both parties.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.  The Employee-Contractor shall not have the right to assign the Employee-Contractor’s rights or obligations under this Agreement without the prior written consent of the Company.  This Agreement and the attached Exhibits represent the entire understanding of the parties concerning the subject matter hereof and supersede all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof.

20.            EXHIBITS.  The following Exhibits, attached hereto, are made a part of this Agreement.

Exhibit AStatement of Work
Exhibit B            Compensation Provisions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Employee-Contractor:	ARI Network Services, Inc.

By:/s/ Gordon J. Bridge	By:/s/ Roy W Olivier

Name:Gordon J. Bridge	Name:Roy W. Olivier
Title:President and CEO

Address:33 Meadow Lane Long Beach Township, New Jersey 08008	Address:10850 West Park Place Suite 1200
Milwaukee, WI 53224

EXHIBIT A

Statement of Work

A.1.            Project Description:  Sub-Contractor shall perform strategic business development projects as a Lead Director and at the direction of the Acquisition Committee of the Board of Directors of ARI Network Services, Inc.

A.2.            Services to be Performed:  Sub-Contractor will lead efforts to pursue identified acquisition targets including, but not limited to, introductions, initial due diligence, and formation of any Letter of Intent (“LOI”) to purchase the target.  Any and all deal terms discussed with target, verbally or in an LOI, must be reviewed and approved by the President and CEO of ARI Network Services, Inc. before they are provided to the target.  Any and all Services are to be performed as requested/directed by the Acquisition Committee of the Board of Directors of ARI Network Services, Inc.  Sub-Contractor shall report the status and detail of any and all Services at each regularly scheduled meeting of the Acquisition Committee of the Board of Directors of ARI Network Services, Inc. or as frequently as deemed necessary by said Committee.

A.3.            Materials to be Delivered:  As requested.

A.4.            Program Products to be Provided:  N/A

A.5.            Open Source Materials (see Section 7 of the Agreement):  N/A

A.6.            Performance Standards/Warranties (see Section 12 of the Agreement):  N/A

Initials:

Employee-Contractor /s/ GJBCompany: /s/RWO

A-1

EXHIBIT B

Compensation Provisions

B.1.       Payment Terms:  $5,000/month

B.2.       Total Payments Not to Exceed:  N/A

B.3.       Payment Schedule:  One lump-sum annual prepayment of $60,0001

B.4.       Pre-Approved Travel Expenses:  Travel expenses are approved by the President and CEO.

___________________________

1  Payment made for Services through 2013 by Invoice No. 112 dated September 23, 2012

Initials:

Employee-Contractor: /s/GJBCompany: /s/RWO

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